Ultra Petroleum Reports First Quarter 2013 Financial And Operating Results

ADJUSTED EPS OF $0.38 PER DILUTED SHARE

HOUSTON, May 3, 2013 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) today reported first quarter 2013 operating and financial results. Key accomplishments during the quarter include:

(Logo: http://photos.prnewswire.com/prnh/20020226/DATU029LOGO)

  First quarter production of 59.3 Bcfe, high-end of guidance
  22 percent year-over-year increase in realized natural gas price of $3.50 per Mcf
  Reported operating cash flow(1) of $123.0 million in the first quarter, or $0.80 per diluted share
  Earnings of $0.38 per diluted share, or $58.5 million in the first quarter – adjusted(3)
  Reduced Pinedale well costs by six percent to $4.4 million per well
  Solid margins in first quarter 2013 (adjusted): 55 percent cash flow margin(5) and 26 percent net income margin(4)

First Quarter Results

During the first quarter 2013, Ultra Petroleum produced 59.3 billion cubic feet equivalent (Bcfe) of natural gas and crude oil. The company's production consisted of 57.7 billion cubic feet (Bcf) of natural gas and 268.3 thousand barrels (Mbbls) of condensate.

Ultra's average realized natural gas price was $3.50 per thousand cubic feet (Mcf), and the average first quarter price for condensate was $87.33 per barrel (Bbl).

Ultra Petroleum reported operating cash flow(1) of $123.0 million, or $0.80 per diluted share during the first quarter. Adjusted net income(3) was $0.38 per diluted share, or $58.5 million for the first quarter of 2013.

"Today we find ourselves on more solid footing having weathered the trough of the commodity price cycle. Natural gas prices have improved over 20 percent from year ago levels and we anticipate this trend continues with decreasing production and structural demand increasing," stated Michael D. Watford, Chairman, President and Chief Executive Officer.

Wyoming - Operational Highlights

Ultra Petroleum and its partners drilled 26 gross (11 net) Wyoming Lance wells during the first quarter and placed on production 34 gross (21 net) wells. Ultra achieved a new milestone by placing the company's 1,000th operated well online during the first quarter. Ultra's first quarter Wyoming net production averaged 455 million cubic feet equivalent (MMcfe) per day. First quarter initial production (IP) rates from the 23 new operated wells brought online averaged 9.7 MMcfe per day. Of note, the first ten wells on the Boulder 5-19 pad were brought online with an average IP rate of 13.4 MMcfe per day, including one well with an IP rate of 19.4 MMcfe per day.

During the first quarter, Ultra reduced its total well costs to $4.4 million from $4.7 million at year-end 2012, a six percent reduction. Continued completion design optimization was the primary driver of the $300,000 per well cost savings in the first quarter.

The company averaged 11.6 days spud to total depth (TD) to drill an operated well in the first quarter. Since 2011, Ultra has consistently drilled greater than 90 percent of its operated wells in 15 days or less. As a result, the company continues to pursue a new measure of success, drilling wells in less than 10 days. Ultra reached TD in 10 days or less on five wells or 42 percent of all operated wells drilled in the first quarter. Total days per well, as measured by rig-release to rig-release, averaged 14.9 days in the first quarter.

Sustaining Operational Efficiencies
	2010	2011	2012	Q1 2013
Spud to TD (days)	14	12	12	12
Rig release to rig release (days)	17	15	15	15
% wells drilled < 10 days	3%	12%	33%	42%
Well cost – pad ($MM)	$4.7	$4.8	$4.7	$4.4

Pennsylvania - Operational Highlights

Stemming from reduced pace of capital investments, only one rig is active in the company's joint venture properties. During the first quarter, Ultra participated in drilling 7 gross (3 net) horizontal Marcellus wells. First quarter Pennsylvania net production averaged 204 MMcfe per day. The company and its partners initiated production from 17 gross (8 net) wells. Ultra's Marcellus program demonstrated average IP rates of 5.8 MMcfe per day for the new wells placed online during the quarter.

Ultra is currently in the process of evaluating additional Marcellus potential beyond its seismically identified sweet spots. Plans are underway to shoot additional 3-D seismic across its operated leasehold position.

Commodity Hedges

Ultra entered into summer 2013 (April – October) NYMEX fixed-price commodity hedge contracts. The company has hedged 81.4 Bcf at a weighted average price of $3.74 per Mcf. The commodity hedges represent approximately 35 percent of the company's planned annual production, based on the mid-point of the guidance range.

Financial Strength

Ultra's financial discipline extends to the company generating free cash flow in excess of its capital investments for the 9th consecutive month. The company anticipates generating approximately $125.0 million of free cash flow in 2013.

Ultra Petroleum's first quarter outstanding debt was $1.9 billion with over 81 percent comprised of long-term, fixed-rate debt with an average remaining term of 7.0 years and a 5.6 percent weighted average coupon rate. Ultra's debt to trailing 12-months EBITDA(2) was 2.5 times at the end of the first quarter with approximately $760.0 million in unused senior debt capacity. Ultra relies on total debt to EBITDA(2) as a measure of leverage because it appropriately removes the effect of certain non-cash items, such as impairment charges.

Second Quarter 2013 Production Guidance

Ultra's second quarter 2013 production is expected to range between 57.0 – 59.0 Bcfe. As the company exhausts the number of wells in its uncompleted inventory and partner activity decelerates in Pennsylvania, production is expected to flatten during the second half of 2013. Based on the mid-point of the company's annual production guidance, approximately 70 percent of total company production will come from the Rockies, while 30 percent will come from Appalachia. Capital investments for the year are weighted toward the first half of 2013 and are unchanged from previous guidance of $415.0 million.

2013 Estimated Total Production (Bcfe)
1st Quarter (A)	2nd Quarter (E)	Full-Year (E)
59.3	57.0 – 59.0	228 - 238

Second Quarter 2013 Price Realizations and Differentials Guidance

In the second quarter of 2013, the company's realized natural gas price is expected to average 2 to 4 percent below the NYMEX price due to regional differentials, before consideration of any hedging activity. Realized pricing for condensate is expected to be about $7.00 less than the average NYMEX crude oil price.

Second Quarter 2013 Expense Guidance

The following table presents the company's expected expenses per Mcfe in the second quarter of 2013 assuming a $4.11 per MMbtu Henry Hub natural gas price and a $91.00 per Bbl NYMEX crude oil price:

Costs Per Mcfe	Q2 2013
Lease operating expenses	$ 0.37 – 0.40
Production taxes	$ 0.33 – 0.35
Gathering fees	$ 0.21 – 0.23
Total lease operating costs	$ 0.91 – 0.98

Transportation charges	$ 0.35 – 0.37
Depletion and depreciation	$ 1.05 – 1.08
General and administrative – total	$ 0.11– 0.13
Interest and debt expense	$ 0.43 – 0.45
Total operating costs per Mcfe	$ 2.85 – 3.01

2013 Annual Income Tax Guidance

Due to the ceiling test write-downs the company incurred during 2012, Ultra currently projects a two percent book tax rate for 2013. This equates to forecasted annual cash taxes of $5.0 million for the year with approximately $3.6 million for the remainder of 2013.

2013 Annual Shareholders' Meeting

Ultra Petroleum's 2013 Annual and Special Meeting of Shareholders will be held Tuesday, May 21, 2013 at 10:00 a.m. Mountain Daylight Time. The meeting will be held at:

Sheraton Suites Calgary Eau Claire
255 Barclay Parade SW
Calgary, Alberta T2P 5C2

All shareholders are invited to attend the meeting. Shareholders are asked to sign and return their voting information form mailed with the Notice of Meeting and 10-K to ensure representation.

Conference Call Webcast Scheduled for May 3, 2013

Ultra Petroleum's first quarter 2013 results conference call will be available via live audio webcast at 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) Friday, May 3, 2013. To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast. The webcast replay and podcast will be archived on Ultra Petroleum's website through August 2, 2013.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statements of Income (unaudited)
All amounts expressed in US$000's,
Except per unit data
	For the Quarter Ended
	March 31,
	2013	2012
Volumes
Natural gas (Mcf)	57,727,349	66,639,044
Oil liquids (Bbls)	268,256	359,042
Mcfe - Total	59,336,885	68,793,296

Revenues
Natural gas sales	$202,200	$191,040
Oil sales	23,426	35,103
Total operating revenues	225,626	226,143

Expenses
Lease operating expenses	18,817	17,002
LGS operating lease expense	5,000	-
Production taxes	16,555	18,219
Gathering fees	11,884	19,552
Total lease operating costs	52,256	54,773

Transportation charges	20,309	21,056
Depletion and depreciation	61,468	112,702
General and administrative	2,953	2,552
Stock compensation	3,008	2,456
Total operating expenses	139,994	193,539

Other income (expense), net	8	8
Contract cancellation fees	-	(4,846)
Interest and debt expense, net	(25,764)	(18,298)
Deferred gain on sale of liquids gathering system	2,640	-
Realized gain on commodity derivatives	-	62,537
Unrealized (loss) gain on commodity derivatives	(44,715)	57,746
Income before income taxes	17,801	129,751
Income tax provision - current	1,368	1,416
Income tax provision - deferred	-	44,073

Net income	$16,433	$84,262

Deferred taxes	-	44,073
Contract cancellation fees	-	4,846
Deferred gain on sale of liquids gathering system	(2,640)	-
Unrealized loss (gain) on commodity derivatives	44,715	(57,746)
Adjusted net income (3)	$58,508	$75,435

Operating cash flow (1)	$122,984	$185,747
(see non-GAAP reconciliation)

Weighted average shares (000's)
Basic	152,947	152,601
Fully diluted	154,470	153,518

Earnings per share
Net income - basic	$0.11	$0.55
Net income - fully diluted	$0.11	$0.55

Adjusted earnings per share(3)
Adjusted net income - basic	$0.38	$0.49
Adjusted net income - fully diluted	$0.38	$0.49

Cash flow per share(1)
Cash flow per share - basic	$0.80	$1.22
Cash flow per share – fully diluted	$0.80	$1.21

Realized Prices
Natural gas (Mcf), including realized gain (loss)
on commodity derivatives	$3.50	$3.81
Natural gas (Mcf), excluding realized gain (loss)
on commodity derivatives	$3.50	$2.87
Oil liquids (Bbls)	$87.33	$97.77

Costs Per Mcfe
Lease operating expenses	$0.40	$0.25
Production taxes	$0.28	$0.26
Gathering fees	$0.20	$0.28
Transportation charges	$0.34	$0.31
Depletion and depreciation	$1.04	$1.64
General and administrative - total	$0.10	$0.07
Interest and debt expense	$0.43	$0.27
	$2.79	$3.08

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income(4)	26%	26%
Adjusted Operating Cash Flow Margin(5)	55%	64%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's
	As of
	March 31,	December 31,
	2013	2012
	(Unaudited)
Cash and cash equivalents	$14,367	$12,921
Long-term debt
Bank indebtedness	373,000	277,000
Senior notes	1,560,000	1,560,000
	$1,933,000	$1,837,000

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's
The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company's financial information.

	For the Quarter Ended
	March 31,
	2013	2012

Net cash provided by operating activities	$67,860	$189,303
Net changes in operating assets and liabilities
and other non-cash items*	55,124	(3,556)
Net cash provided by operating activities before
changes in operating assets and liabilities	$122,984	$185,747

Ultra Petroleum Corp.
Hedging Summary
May 3, 2013

The company has the following hedge positions in place to mitigate its commodity price exposure:

NYMEX	Q2 2013	Q3 2013	Q4 2013	Total 2013
Volume (Bcf)	33.4	35.9	12.1	81.4
Mmbtu ($)	$3.51	$3.54	$3.54	$3.53
Mcf ($)	$3.72	$3.75	$3.75	$3.74

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of the company's peers and of prior periods.

(1) Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(2) EBITDA is defined as earnings before interest, taxes, DD&A and other non-cash charges.

Management presents the following measures because (i) they are consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(3) Adjusted Net Income is defined as Net income (loss) adjusted to exclude certain charges or amounts in order to exclude the volatility associated with the effects of non-recurring charges, non-cash mark-to-market losses on commodity derivatives, non-cash ceiling test impairments and other similar items.

(4) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

(5) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

*Other non-cash items include reduction in tax benefit from stock based compensation and other.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields and is in the early exploration and development stages in the Appalachian Basin of Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol "UPL". The company had 152,920,815 shares outstanding on March 31, 2013.

This release can be found at http://www.ultrapetroleum.com.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company's businesses are set forth in its filings with the SEC, particularly in the section entitled "Risk Factors" included in its Annual Report on Form 10-K for the most recent fiscal year and from time to time in other filings made by the company with the SEC. These risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Pennsylvania, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the company with the SEC.Full details regarding the selected financial information provided above will be available in the company's report on Form 10-Q for the quarter ended March 31, 2013.

CONTACT: Kelly L. Whitley, Director, Investor Relations, +1-281-582-6602, kwhitley@ultrapetroleum.com, or Julie E. Danvers, Manager, Investor Relations, +1-281-582-6604, jdanvers@ultrapetroleum.com